Exhibit 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
dated as of
MAY 14, 2008
by and between
CSB BANCORP, INC.
and
INDIAN VILLAGE BANCORP, INC.

i

ii

     AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2008 (hereinafter referred to as this “Agreement”), by and between CSB Bancorp, Inc., an Ohio corporation (hereinafter referred to as “CSB”), and Indian Village Bancorp, Inc., a Pennsylvania corporation (hereinafter referred to as “Indian Village”);
WITNESSETH:
     WHEREAS, CSB is a registered bank holding company and owns all of the outstanding shares of The Commercial and Savings Bank of Millersburg, Ohio, an Ohio commercial bank (hereinafter referred to as “CSB Bank”);
     WHEREAS, Indian Village is a registered unitary thrift holding company and owns all of the outstanding shares of Indian Village Community Bank, an Ohio savings bank (hereinafter referred to as “Indian Village Bank”);
     WHEREAS, the Boards of Directors of CSB and Indian Village believe that the merger of Indian Village with and into CSB, followed by the merger of Indian Village Bank with and into CSB Bank, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of CSB and Indian Village; and
     WHEREAS, the Boards of Directors of CSB and Indian Village have each unanimously approved this Agreement and the transactions contemplated hereby;
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, CSB and Indian Village, intending to be legally bound, hereby agree as follows:
ARTICLE I
Certain Definitions
     1.01 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
     “Acquisition Proposal” has the meaning set forth in Section 6.06(a).
     “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
     “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 9.02.
     “Agreement to Merge” has the meaning set forth in Section 2.02.
     “Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.
     “BHCA” means the Bank Holding Company Act of 1956, as amended.

     “Code” means the Internal Revenue Code of 1986, as amended.
     “Compensation and Benefit Plans” has the meaning set forth in Section 5.03(m)(i).
     “Consultants” has the meaning set forth in Section 5.03(m)(i).
     “CSB” has the meaning set forth in the preamble to this Agreement.
     “CSB Articles” means the Articles of Incorporation of CSB, as amended.
     “CSB Bank” has the meaning set forth in the recitals to this Agreement.
     “CSB Board” means the Board of Directors of CSB.
     “CSB Code” means the Code of Regulations of CSB, as amended.
     “CSB Common Shares” means the common shares, par value $6.25 per share, of CSB.
     “CSB SEC Documents” has the meaning set forth in Section 5.04(h)(i).
     “CSB Shares” means the CSB Common Shares.
     “D&O Policy” has the meaning set forth in Section 6.21(b).
     “Delaware Valley Title” means Delaware Valley Title, LLC, an Ohio corporation and wholly-owned subsidiary of Indian Village.
     “Directors” has the meaning set forth in Section 5.03(m)(i).
     “Disclosure Schedule” has the meaning set forth in Section 5.01.
     “Dissenting Shares” means any Indian Village Common Shares held by a holder who properly demands and perfects appraisal rights with respect to such shares in accordance with applicable provisions of the PBCL.
     “Effective Date” means the date on which the Effective Time occurs.
     “Effective Time” means the effective time of the Parent Merger, as provided for in Section 2.04.
     “Employees” has the meaning set forth in Section 5.03(m)(i).
     “Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the

Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” has the meaning set forth in Section 5.03(m)(iii).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
     “Exchange Agent” has the meaning set forth in Section 3.03(a).
     “Exchange Fund” has the meaning set forth in Section 3.03(a).
     “FDIC” means the Federal Deposit Insurance Corporation.
     “FRB” means the Board of Governors of the Federal Reserve System.
     “Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).
     “Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder, (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder, and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.
     “HOLA” means the Home Owners’ Loan Act of 1933, as amended.
     “Indian Village” has the meaning set forth in the preamble to this Agreement.
     “Indian Village 401(k) Plan” has the meaning set forth in Section 6.10(d).
     “Indian Village 401(k) Shares” has the meaning set forth in Section 6.10(d).
     “Indian Village Articles” means the Articles of Incorporation of Indian Village, as amended.
     “Indian Village Bank” has the meaning set forth in the preamble to this Agreement.
     “Indian Village Board” means the Board of Directors of Indian Village.
     “Indian Village Bylaws” means the Bylaws of Indian Village, as amended.

     “Indian Village Common Shares” means the shares of common stock, par value $.01 per share, of Indian Village.
     “Indian Village ESOP” has the meaning set forth in Section 6.10(e).
     “Indian Village ESOP Shares” means the Indian Village Common Shares held by the Indian Village ESOP.
     “Indian Village’s Financial Statements” has the meaning set forth in Section 5.03(g)(i).
     “Indian Village Meeting” has the meaning set forth in Section 6.02.
     “Indian Village Option Plan” has the meaning set forth in Section 3.04(a).
     “Indian Village Shareholder Adoption” has the meaning set forth in Section 5.03(d).
     “Information” has the meaning set forth in Section 6.17.
     “IRS” has the meaning set forth in Section 5.03(m)(ii).
     “Knowledge” means, with respect to CSB, the Knowledge of any officer of CSB with the title of not less than a senior vice president and, with respect to Indian Village, the Knowledge of any officer of Indian Village and/or Indian Village Bank with the title of Chairman, Chief Executive Officer, President, Chief Operating Officer, Chief Financial Officer, or Vice President Administration. An officer of CSB or Indian Village shall be deemed to have “knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.
     “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
     “Material Adverse Effect” means, with respect to CSB or Indian Village, as the context may require, any effect that (i) is or is reasonably likely to be material and adverse to the financial position, results of operations or business of CSB and its Subsidiaries, taken as a whole, or Indian Village and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either CSB or Indian Village to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including changes in general economic conditions and changes in prevailing interest and deposit rates; (b) changes resulting from expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; or (c) actions or omissions of a party which have been waived in accordance with Section 9.02 hereof.
     “Material Contracts” has the meaning set forth in Section 5.03(k)(ii).
     “Merger” collectively refers to the Parent Merger and the Subsidiary Merger, as set forth in Section 2.02.
     “Merger Consideration” has the meaning set forth in Section 3.01(a)(i)(B).
     “New Certificate” has the meaning set forth in Section 3.03(a).
     “ODFI” means the Ohio Division of Financial Institutions.
     “OGCL” means the Ohio General Corporation Law.
     “Old Certificate” has the meaning set forth in Section 3.03(a).
     “OSS” means the Office of the Secretary of State of the State of Ohio.
     “OTS” means the Office of Thrift Supervision.
     “Outstanding Options” has the meaning set forth in Section 3.04(a).
     “Parent Merger” has the meaning set forth in Section 2.01(a).
     “PBCL” means the Pennsylvania Business Corporation Law (Title 15 of the Pennsylvania Consolidated Statutes).
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “PDS” means the Department of State of the Commonwealth of Pennsylvania.
     “Per Share Cash Consideration” has the meaning set forth in Section 3.01(a)(i)(B).
     “Per Share Stock Consideration” has the meaning set forth in Section 3.01(a)(i)(A).
     “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.
     “Pension Plan” has the meaning set forth in Section 5.03(m)(ii).
     “Previously Disclosed” by a party shall mean information set forth in its Disclosure Schedule.
     “Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

     “Registration Statement” has the meaning set forth in Section 6.03(a).
     “Regulatory Authorities” has the meaning set forth in Section 5.03(i)(i).
     “Regulatory Orders” has the meaning set forth in Section 5.03(i)(i).
     “Representatives” means, with respect to any Person, such Person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.
     “Resulting Bank” has the meaning set forth in Section 2.02.
     “Rights” means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
     “SEC” means the Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
     “Severance Payment Agreements” has the meaning set forth in Section 6.10(b).
     “Subsidiary” and “Significant Subsidiary” have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.
     “Surviving Corporation” has the meaning set forth in Section 2.01(a).
     “Takeover Laws” has the meaning set forth in Section 5.03(o).
     “Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.
     “Tax Returns” means any return, amended return, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.
     “Termination Date” has the meaning set forth in Section 6.10(e).

     “Treasury Shares” means Indian Village Common Shares held by Indian Village or any of its Subsidiaries or by CSB or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.
     “Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among CSB and certain shareholders of Indian Village.
ARTICLE II
The Merger
     2.01 The Parent Merger.
          (a) The Corporate Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Indian Village shall merge with and into CSB (the “Parent Merger”), CSB shall survive the Parent Merger and continue to exist as an Ohio corporation (CSB, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Indian Village shall cease. At the Effective Time:
          (i) The CSB Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the OGCL;
          (ii) The CSB Code, as in effect immediately prior to the Effective Time, shall be the code of regulations of the Surviving Corporation until amended in accordance with the OGCL; and
          (iii) Each individual serving as a director of CSB immediately prior to the Effective Time shall become a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the CSB Articles and the CSB Code or as otherwise provided by the OGCL or until his or her earlier death, resignation or removal in the manner provided in the CSB Articles of CSB Code or as otherwise provided by the OGCL.
          (b) Option to Change Method of Merger. CSB may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, the provisions of this Article II), if and to the extent CSB deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:
          (i) Alter or change the amount or kind of consideration to which the holders of Indian Village Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement (the “Merger Consideration”);

               (ii) Adversely affect the Tax consequences to the Indian Village shareholders (as described in Section 3.07) as a result of receiving the Merger Consideration;
               (iii) Result in any change in the respective rights and obligations of Indian Village or Indian Village Bank or their respective shareholders, officers, employees, or directors or, in the reasonable opinion of Indian Village, create any additional obligation or liability for Indian Village, Indian Village Bank, or its or their officers, directors, employees, or shareholders; or
               (iv) Materially impede or delay consummation of the transactions contemplated by this Agreement.
Indian Village, if requested by CSB, shall enter into one or more amendments to this Agreement in order to effect any such change. CSB shall bear all expenses attributable to any change in the method of effecting the Parent Merger and/or the Subsidiary Merger pursuant to this Section 2.01(b).
     2.02 The Subsidiary Merger. At the time specified by CSB Bank in its certificate of merger filed with the OSS (which shall not be earlier than the Effective Time), Indian Village Bank shall merge with and into CSB Bank (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Indian Village Bank and CSB Bank and filed with the ODFI and the OSS. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Indian Village Bank shall cease and CSB Bank shall survive the Subsidiary Merger and continue to exist as a state bank (CSB Bank, as the resulting bank in the Subsidiary Merger, is sometimes referred to herein as the “Resulting Bank”) and the separate corporate existence of Indian Village Bank shall cease. (The Parent Merger and the Subsidiary Merger shall sometimes collectively be referred to herein as the “Merger”.)
     2.03 Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of a certificate of merger with the OSS; (b) the filing of articles of merger with the PDS; or (c) such later date and time as may be set forth in such certificate of merger and articles of merger filed as set forth above. The Parent Merger shall have the effects prescribed in the OGCL and the PBCL.
     2.04 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, CSB and Indian Village shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

ARTICLE III
Merger Consideration; Surrender of Certificates
     3.01 Merger Consideration.
          (a) Conversion of Indian Village Common Shares. At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:
               (i) Subject to Section 3.03, and except as otherwise provided by paragraphs (a)(ii), (b), (c) and (d) of this Section 3.01 and by Section 3.06, each Indian Village Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the following:
                    (A) 0.7611 CSB Common Shares, subject to adjustment as set forth in Section 3.05 (the “Per Share Stock Consideration”; and
                    (B) Cash in the amount of $4.375 (the “Per Share Cash Consideration” and, together with the Per Share Stock Consideration, the “Merger Consideration”).
               (ii) Notwithstanding Section 3.01(a) above, 9,573 of the Indian Village Common Shares held in the unallocated account of the Indian Village ESOP shall be converted into the right to receive cash in the amount of $17.50 per share to provide cash proceeds to repay the Indian Village ESOP loan as contemplated by Section 6.10(e), and each remaining Indian Village Common Shares held in the unallocated account of the Indian Village ESOP shall be converted into the right to receive the Per Share Stock Consideration and the Per Share Cash Consideration pursuant to Section 3.01(a).
          (b) Fractional Shares. Notwithstanding any other provision hereof, no fractional CSB Common Shares and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Parent Merger. Each holder of Indian Village Common Shares who would otherwise be entitled to receive a fractional CSB Common Share shall receive an amount equal to the product of (i) the fractional CSB Common Share interest to which such holder would otherwise be entitled (after taking into account all Indian Village Common Shares held at the Effective Time by such holder), multiplied by (ii) $17.24.
          (c) Treasury Shares. Any Indian Village Common Shares held as Treasury Shares by Indian Village or any of its Subsidiaries or by CSB or any of its Subsidiaries shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.
          (d) Outstanding CSB Common Shares. Each CSB Common Share issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.
     3.02 Rights as Shareholders; Share Transfers. At the Effective Time, holders of Indian Village Common Shares shall cease to be, and shall have no rights as, shareholders of Indian Village, other than (a) to receive any dividend or other distribution with respect to such

Indian Village Common Shares with a record date occurring prior to the Effective Time, (b) to receive the consideration provided under this Article III and (c) appraisal rights in the case of Dissenting Shares. After the Effective Time, there shall be no transfers on the stock transfer books of Indian Village or the Surviving Corporation of any Indian Village Common Shares.
     3.03 Exchange Procedures.
          (a) Exchange Fund. At or prior to the Effective Time, CSB shall deposit, or shall cause to be deposited, with Registrar and Transfer Company (in such capacity, the “Exchange Agent"), for the benefit of the holders of certificates formerly representing Indian Village Common Shares (“Old Certificates”), for exchange in accordance with this Article III, certificates representing CSB Common Shares (“New Certificates”) and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring on or after the Effective Time with respect thereto [without any interest on any such cash, dividends or distributions], being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Indian Village Common Shares.
          (b) Transmittal Materials. As promptly as practicable after the Effective Time, CSB shall send or cause to be sent to each holder of record of an Old Certificate transmittal materials for use in exchanging such shareholder’s Old Certificates for the consideration set forth in this Article III. The transmittal materials shall specify that risk of loss and title to the Old Certificates shall pass only upon delivery of such certificates as specified in the transmittal materials.
          (c) Surrender of Certificates. Upon surrender of an Old Certificate for cancellation, together with properly completed transmittal materials, the holder of such Old Certificate shall be entitled to receive in exchange therefor (i) a New Certificate representing the number of CSB Common Shares into which the aggregate number of Indian Village Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a)(i)(A); and (ii) a check in respect of the cash amount into which the aggregate number of Indian Village Common Shares represented by such surrendered Old Certificate shall have been converted pursuant to Section 3.01(a)(i)(B) and in respect of any fractional share interests or dividends or distributions which such holder is entitled to receive pursuant to this Article III, and the Old Certificate shall thereafter be cancelled. No interest will be paid on any cash to be paid in exchange for Indian Village Common Shares or in respect of any fractional share interests or dividends or distributions which any such holder shall be entitled to receive pursuant to this Article III upon such delivery.
          (d) Lost Certificates. If there shall be delivered to the Exchange Agent by any person who is unable to produce any Old Certificate for surrender to the Exchange Agent in accordance with this Article III:
               (i) Evidence to the reasonable satisfaction of the Surviving Corporation that such Old Certificate has been lost, wrongfully taken, or destroyed;
               (ii) A bond in such amount as the Surviving Corporation or the Exchange Agent may reasonably request as indemnity against any claim that may be made against the Surviving Corporation and/or the Exchange Agent with respect to such Old Certificate; and
               (iii) Evidence to the reasonable satisfaction of the Surviving Corporation that such person was the owner of the Indian Village Common Shares represented by each such Old Certificate claimed by him or her to be lost, wrongfully taken or destroyed and that he or she is the person who would be entitled to present such Old Certificate for exchange pursuant to this Agreement;
then the Exchange Agent, in the absence of actual notice to it that any Indian Village Common Shares represented by any Old Certificate has been acquired by a bona fide purchaser, shall deliver to such person the cash and/or CSB Common Shares (and cash in lieu of fractional CSB Common Share interests, if any) that such person would have been entitled to receive upon surrender of each such lost, wrongfully taken or destroyed Old Certificate.
          (e) Dividends and Distributions. No dividends or other distributions with respect to CSB Common Shares with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing Indian Village Common Shares converted in the Parent Merger into the right to receive shares of such CSB Common Shares until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.03(e). After becoming so entitled in accordance with this Section 3.03(e), the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable after the Effective Time with respect to shares of CSB Common Shares such holder had the right to receive upon surrender of the Old Certificates.
          (f) Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Indian Village for six months after the Effective Time shall be paid to CSB. Any shareholders of Indian Village who have not theretofore complied with this Article III shall thereafter look only to CSB for payment of the Merger Consideration or cash in lieu of fractional shares without any interest thereon. Notwithstanding the foregoing, neither the Exchange Agent nor CSB shall be liable to any former holder of Indian Village Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
     3.04 Conversion of Indian Village Stock Options.
          (a) Conversion of Outstanding Options. At the Effective Time and in connection with the Merger, each outstanding option to purchase Indian Village Common Shares granted pursuant to the Indian Village Bancorp, Inc. 2000 Stock-Based Incentive Plan (the “Indian Village Option Plan”) which has not been exercised before the date that is three (3) calendar days prior to the Effective Date (the “Outstanding Options”) shall, at the Effective Time, be surrendered, cancelled and extinguished and converted into the right to receive an amount in cash equal to the product of (i) the difference between $17.50 less the exercise price of each such option, multiplied by (ii) the number of Indian Village Common Shares subject to each such option.

          (b) Expiration of Outstanding Options. Any option to purchase Indian Village Common Shares granted pursuant to the Indian Village Option Plan which will expire prior to the Effective Time shall be exercised by the holder thereof no later than the date that is three (3) calendar days prior to the Effective Date in accordance with the terms of the Indian Village Option Plan and any applicable option award agreement before the expiration thereof or shall expire and terminate in accordance with the terms thereof. Indian Village shall take all actions necessary to prevent any options to purchase Indian Village Common Shares which are outstanding as of the date of this Agreement from being exercised by the holders thereof before the Effective Time; provided, however, that (i) any options which will expire prior to the Effective Time shall be exercisable in accordance with the previous sentence and (ii) Indian Village may permit options covering not more than 10,000 Indian Village Shares in the aggregate (excluding the options referred to in clause (i)) to be exercised on or before the date which is the earlier of the date of option expiration or June 15, 2008, in accordance with the terms of the Indian Village Option Plan and the applicable option award agreements.
          (c) Withholding. CSB or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Section 3.04 to any holder of Outstanding Options such amounts as CSB or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code and Treasury Department regulations, or any other provision of federal, state, local or foreign Tax laws. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by CSB or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Outstanding Options in respect of which such deduction and withholding were made.
     3.05 Anti-Dilution Provisions and Other Adjustments.
          In the event CSB changes (or establishes a record date for changing) the number of CSB Common Shares issued and outstanding between the date hereof and the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, split up, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding CSB Common Shares and the record date therefor shall be prior to the Effective Time, the Per Share Stock Consideration shall be proportionately adjusted.
     3.06 Dissenting Shares.
          Anything contained in this Agreement or elsewhere to the contrary notwithstanding, any holder of an outstanding Indian Village Common Share that seeks relief as a dissenting shareholder under Section 1930 and Subchapter D of Chapter 15 of the PBCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to Subchapter D of Chapter 15 of the PBCL. If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Subchapter D of Chapter 15 of the PBCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest, in the form of CSB Common Shares or cash, as determined by the Surviving Corporation.

     3.07 Tax Consequences. For federal income tax purposes, the Parent Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Department regulation section 1.368-2(g).
ARTICLE IV
Actions Pending Consummation of Merger
     4.01 Forbearances of Indian Village. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or required by any applicable Regulatory Order, without the prior written consent of CSB, Indian Village shall not, and shall cause each of its Subsidiaries not to:
          (a) Ordinary Course. Conduct the business of Indian Village and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or voluntarily take any action which, at the time taken, is reasonably likely to have an adverse effect upon Indian Village’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement, or enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies, except as required by applicable law or policies imposed by any Governmental Authority or by any applicable Regulatory Order.
          (b) Capital Stock. Other than pursuant to Rights Previously Disclosed and outstanding on the date hereof, (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional Indian Village Common Shares or any Rights, (ii) enter into any agreement with respect to the foregoing, (iii) permit any additional Indian Village Common Shares to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights, or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.
          (c) Dividends, Etc. (i) Make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to Indian Village, or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Except as contemplated by Section 6.10 of this Agreement, as required by applicable law or regulation, or to satisfy Previously Disclosed contractual obligations existing as of the date hereof: (i) enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, officer or employee of Indian Village or its Subsidiaries; (ii) hire or engage any full-time employee or consultant, other than as replacements for positions then existing; (iii) terminate any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank other than a “Termination for Cause” as defined in such employment agreement; or (iv) take or fail to take any action with respect to any employee who is a party to an employment agreement with Indian Village and/or Indian Village Bank if the employee’s resignation based upon such action or failure to act would constitute an “Event of Termination” under such employment agreement.
          (e) Benefit Plans. Enter into, establish, adopt, amend, modify or terminate (except (i) as may be required by applicable law, (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iii) as contemplated by this Agreement or (iv) the regular annual renewal of insurance contracts) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, change in control, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of Indian Village or its Subsidiaries, or take any action to accelerate the payment of benefits or the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.
          (f) Dispositions. Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business for full and fair consideration actually received.
          (g) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.
          (h) Governing Documents. Amend the Indian Village Articles, the Indian Village Bylaws or the articles of incorporation, constitution or bylaws (or similar governing documents) of any of Indian Village’s Subsidiaries.
          (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (j) Material Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any Material Contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing Material Contracts.
          (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Indian Village and its Subsidiaries, taken as a whole.
          (l) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article

VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.
          (m) Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.
          (n) Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of less than one year.
          (o) Indirect Loans. Make or purchase any indirect or brokered loans.
          (p) Capital Expenditures. Except as Previously Disclosed, make any capital expenditure or capital additions or improvements which individually exceed $5,000 or in the aggregate exceed $25,000.
          (q) Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Indian Village concerning which Persons may approve loans; (ii) originate or renew, or issue a commitment to originate or renew, any loan in a principal amount in excess of $400,000 for FNMA loans; (iii) originate or renew, or issue a commitment to originate or renew, any commercial loans; (iv) originate or renew, or issue a commitment to originate or renew, any loan secured by 1 – 4 family real estate in an amount in excess of $250,000; or (v) originate or renew, or issue a commitment to originate or renew, any loan secured by non-residential real estate in an amount in excess of $75,000.
          (r) Taxes. (i) Fail to prepare and file or cause to be prepared and filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to pay any Tax shown as due, or required to be shown as due, on any such Tax Return; or (iii) make, change or revoke any Tax election or Tax accounting method, file any amended Tax return, settle any Tax claim or assessment or consent to the extension or waiver of any statute of limitations with respect to Taxes (or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund of Taxes or file any amended Tax Return).
          (s) Offices and Facilities. (i) Open, close or relocate any offices at which business is conducted (including any ATMs); or (ii) fail to use commercially reasonable efforts to maintain and keep their respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.
          (t) Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

          (u) Foreclosures. Foreclose upon or otherwise take title to or possession or control of any real property or entity thereon without first obtaining a Phase I Environmental Site Assessment performed pursuant to ASTME 1527-05 thereon which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single family residential real property of one acre or less to be foreclosed upon unless Indian Village or its Subsidiary has reason to believe such real property may contain any such Hazardous Material.
          (v) Deposit Liabilities. Cause any material adverse change in the amount or general composition of deposit liabilities other than in the ordinary course of business.
          (w) Securities Transactions. Enter into any securities transaction or otherwise acquire any investment security.
          (x) Commitments. Agree or commit to do any of the foregoing.
     4.02 Forbearances of CSB. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Indian Village, CSB shall not, and shall cause each of its Subsidiaries not to:
          (a) Ordinary Course. (i) Conduct the business of CSB and its Subsidiaries other than in the ordinary and usual course, (ii) fail to use reasonable efforts to preserve intact their respective business organizations and assets and maintain their respective rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) voluntarily take any other action, if such conduct, failure or action is reasonably likely to have an adverse effect upon CSB’s ability to perform any of its material obligations under this Agreement or prevent or materially delay the consummation of the transactions contemplated by this Agreement.
          (b) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, other than dividends from wholly-owned Subsidiaries to CSB.
          (c) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.
          (d) Adverse Actions. (i) Take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (I) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (II) any of the conditions to the Merger set forth in Article VII not being satisfied or (III) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority; provided, however, that nothing contained herein shall limit the ability of CSB to exercise its rights under the Voting Agreement.

          (e) Governing Documents. Amend the CSB Articles, the CSB Code or any of the governing documents or the articles of incorporation or regulations (or similar governing documents) of any of the CSB Subsidiaries in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the Indian Village Common Shares.
          (f) Commitments. Agree or commit to do any of the foregoing.
ARTICLE V
Representations and Warranties
     5.01 Disclosure Schedules. On or prior to the date hereof, CSB delivered to Indian Village a schedule, and Indian Village delivered to CSB a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items, the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.
     5.02 Standard. No representation or warranty of Indian Village or CSB contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had, or is reasonably likely to have, a Material Adverse Effect.
     5.03 Representations and Warranties of Indian Village. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Indian Village hereby represents and warrants to CSB that the following are true and correct:
          (a) Organization, Standing and Authority. Indian Village is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and is duly qualified to do business and is in good standing in the State of Ohio and any other foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Indian Village is registered as a unitary thrift holding company under the HOLA. Indian Village Bank is a state savings bank duly organized, validly existing and in good standing under the laws of the State of Ohio. Indian Village Bank is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) Capital Structure of Indian Village. As of the date of this Agreement, the authorized capital stock of Indian Village consists solely of (i) 5,000,000 Indian Village Common Shares, of which 438,876 shares are outstanding and 26,520 shares are subject to

Outstanding Options; and (ii) 1,000,000 shares of preferred stock, par value $.01 per share, none of which is outstanding. As of the date of this Agreement, 8,360 Indian Village Common Shares were held in the Indian Village 401(k) Plan, 44,790 Indian Village Common Shares were held by the Indian Village ESOP (of which 18,204 shares are unallocated), and 46,361 shares of Treasury Stock were held by Indian Village or otherwise owned by Indian Village or its Subsidiaries. Section 5.03(b) of Indian Village’s Disclosure Schedule contains a schedule of Outstanding Options setting forth the name of each option holder, the number of Indian Village Common Shares subject to Outstanding Options, the vesting dates, the grant dates, the expiration dates and the exercise prices for all Outstanding Options. The outstanding Indian Village Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule and except for the Outstanding Options, (A) there are no Indian Village Common Shares authorized and reserved for issuance, (B) Indian Village does not have any Rights issued or outstanding with respect to Indian Village Common Shares, and (C) Indian Village does not have any commitment to authorize, issue or sell any Indian Village Common Shares or Rights, except pursuant to this Agreement.
          (c) Subsidiaries.
               (i)(A) Indian Village Bank and Delaware Valley Title are the only Subsidiaries of Indian Village, (B) except as Previously Disclosed, Indian Village owns, directly or indirectly, all of the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to Indian Village’s rights to vote or to dispose of such securities and (F) all of the equity securities of each Subsidiary held by Indian Village or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. Section 55) and are owned by Indian Village or its Subsidiaries free and clear of any Liens.
               (ii) Except as Previously Disclosed, Indian Village does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.
               (iii) Indian Village Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder and is a member of the Federal Home Loan Bank of Cincinnati. Indian Village Bank is not a member of the Federal Reserve System.
               (iv) Except as Previously Disclosed, no Subsidiary of Indian Village owns beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than, in the case of Indian Village Bank, its stock of the Federal Home Loan Bank of Cincinnati.

               (v) Each of Indian Village’s Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
               (vi) Delaware Valley Title has never engaged in any business activities and has no liabilities (whether accrued, absolute, contingent or otherwise).
          (d) Corporate Power. Each of Indian Village and Indian Village Bank has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Subject to the adoption of this Agreement by the holders of the requisite majority of outstanding Indian Village Common Shares entitled to vote thereon (the “Indian Village Shareholder Adoption”) and the approval of this Agreement and the Merger by applicable Regulatory Authorities, Indian Village has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, and Indian Village Bank has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement.
          (e) Corporate Authority; Authorized and Effective Agreement. Subject to the Indian Village Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Indian Village and the Indian Village Board prior to the date of this Agreement. The Agreement to Merge, when executed by Indian Village Bank, shall have been approved by the Board of Directors of Indian Village Bank and by Indian Village, as the sole shareholder of Indian Village Bank. This Agreement is a valid and legally binding obligation of Indian Village, enforceable against Indian Village in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (f) Regulatory Approvals; No Defaults.
               (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Indian Village or any of its Subsidiaries in connection with the execution, delivery or performance by Indian Village of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with federal and state banking authorities to approve the transactions contemplated by the Agreement, (B) the filings with the SEC and state securities authorities, (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the articles of merger with the PDS pursuant to the PBCL, and (D) the receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Indian Village has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
               (ii) Subject to the Indian Village Shareholder Adoption, the receipt of the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and the required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Indian Village or of any of its Subsidiaries or to which Indian Village or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Indian Village Articles or the Indian Village Bylaws or (C) except as Previously Disclosed in Indian Village’s Disclosure Schedule, require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (g) Financial Statements; Material Adverse Effect; Internal Controls.
               (i) Indian Village has delivered or will deliver to CSB (a) audited consolidated financial statements for each of the fiscal years ended June 30, 2003, 2004, 2005, 2006 and 2007, respectively, consisting of consolidated balance sheets and the related consolidated statements of income and shareholders’ equity and cash flows for the fiscal years ended on such date, including the footnotes thereto and the report prepared with respect thereto by Crowe Chizek and Company LLC, Indian Village’s independent registered public accounting firm, and (b) unaudited consolidated financial statements for the interim period ended March 31, 2008, consisting of balance sheets and the related statements of income (collectively, “Indian Village’s Financial Statements”). Indian Village’s Financial Statements, as of the dates thereof and for the periods covered thereby, have been prepared in conformity with generally accepted accounting principles, consistently applied throughout the periods indicated, and fairly present the financial position of Indian Village as of the dates thereof and the results of operations and cash flows for the periods indicated, subject in the case of the interim financial statements to normal year-end adjustments and the absence of notes thereto. Except as set forth in Indian Village’s Financial Statements or as Previously Disclosed in Indian Village’s Disclosure Schedule, Indian Village and its Subsidiaries have no liabilities or obligations as of the date hereof, other than liabilities and obligations that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect on Indian Village or Indian Village Bank.
               (ii) Since June 30, 2007, Indian Village and its Subsidiaries have not incurred any material liability not disclosed in Indian Village’s Financial Statements, except as Previously Disclosed.
               (iii) Since June 30, 2007, (A) Indian Village and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding matters related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Indian Village, except as Previously Disclosed.

               (iv) Management of Indian Village has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Indian Village and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of Indian Village and its Subsidiaries are being made only in accordance with authorizations of management and directors of Indian Village and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Indian Village and its Subsidiaries that could have a material effect on the financial statements. Management of Indian Village has evaluated the effectiveness of Indian Village’s and its Subsidiaries’ internal controls over financial reporting as of the end of the periods covered by Indian Village’s Financial Statements and, based on such evaluations, has Previously Disclosed to CSB (I) any significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect Indian Village’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in Indian Village’s internal control over financial reporting. Indian Village has provided to CSB access to all documentation related to Indian Village’s internal control over financial reporting. Since June 30, 2006, neither Indian Village nor any of its Subsidiaries nor, to Indian Village’s Knowledge, any director, officer, employee, auditor, accountant or representative of Indian Village or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Indian Village or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Indian Village or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (h) Litigation. Except as Previously Disclosed, no litigation, claim or other proceeding before any court or governmental agency is pending against Indian Village or any of its Subsidiaries and, to Indian Village’s Knowledge, no such litigation, claim or other proceeding has been threatened. Except as Previously Disclosed, there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against Indian Village or any of its Subsidiaries.
          (i) Regulatory Matters.
               (i) Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from (any of the foregoing, a “Regulatory Order”), any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies) or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS, the FDIC and the ODFI) or the supervision or regulation of it or any of its Subsidiaries (collectively, the “Regulatory Authorities”).
               (ii) Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance with Laws. Except as Previously Disclosed, each of Indian Village and its Subsidiaries:
               (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, including those relating to the conduct of trust activities or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Indian Village’s Knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that Indian Village or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Indian Village’s Knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults.
               (i) Except as set forth in Indian Village’s Disclosure Schedule, neither Indian Village nor any of its Subsidiaries is a party to or is bound by any contract of the following types as of the date of this Agreement, nor is any such contract presently being negotiated or discussed:

               (A) Any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;
               (B) Any contract relating to any direct or indirect indebtedness of Indian Village or any of its Subsidiaries for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $5,000 in any one case or $25,000 in the aggregate in any period of twelve (12) consecutive months;
               (C) Any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Indian Village or any of its Subsidiaries;
               (D) Any contract containing covenants limiting the freedom of Indian Village or any of its Subsidiaries to compete in any line of business or with any Person or in any area or territory;
               (E) Any partnership, joint venture, limited liability company arrangement or other similar agreement;
               (F) Any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Indian Village’s or any of its Subsidiaries’ current or former directors, officers, employees or consultants;
               (G) Any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;
               (H) Any contract with any director, officer, employee or consultant of Indian Village or any of its Subsidiaries or any Associate of any such director, officer, employee or consultant, or any arrangement under which Indian Village or any of its Subsidiaries has advanced or loaned any amount to any of their respective directors, officers, employees and consultants or any of their respective Associates;
               (I) Any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;
               (J) Other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Indian Village or any of its Subsidiaries;
               (K) Any contract that requires the payment of royalties;
               (L) Any contract under which the consequences of a breach, violation or default would reasonably be expected to have a Material Adverse Effect on the business of Indian Village or any of its Subsidiaries as presently conducted;
               (M) Any contract pursuant to which Indian Village or any of its Subsidiaries has any obligation to share revenues or profits derived from Indian Village or any of its Subsidiaries with any other Person;
               (N) Any contract between (i) Indian Village or any of its Subsidiaries, on the one hand, and any officer, director, employee or consultant of Indian Village or any of its Subsidiaries, on the other hand, and (ii) Indian Village or any of its Subsidiaries, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Indian Village or any of its Subsidiaries, on the other hand;
               (O) Any contract that would constitute a “material contract” within the meaning of Item 601 of SEC Regulation S-K; and
               (P) Any other legally binding contract not of the type covered by any of the other items of this Section 5.03(k) involving money or property and having an obligation in excess of $5,000 in the aggregate in any period of twelve (12) consecutive months or which is otherwise not in the ordinary course of business.
               (ii) “Material Contracts” shall mean those contracts on Indian Village’s Disclosure Schedule listed under Section 5.03(k). True, complete and correct copies of all of the Material Contracts have been made available to CSB. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Indian Village or any of its Subsidiaries, as the case may be, and (B) to the Knowledge of Indian Village, as to the other parties to such Material Contracts. Except as disclosed in Indian Village’ Disclosure Schedule, Indian Village and/or each of its Subsidiaries, as applicable, and to the Knowledge of Indian Village, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Indian Village nor any of its Subsidiaries, and to the Knowledge of Indian Village, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Indian Village nor any of its Subsidiaries, and to the Knowledge of Indian Village, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Indian Village nor any of its Subsidiaries has received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of

Indian Village, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.
          (l) Brokerage and Finder’s Fees. Except for the fees payable to Keller & Company, Inc., neither Indian Village nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.
          (m) Employee Benefit Plans. Except as Previously Disclosed:
               (i) Section 5.03(m) of Indian Village’s Disclosure Schedule contains a complete and accurate list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Indian Village or any of its Subsidiaries participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Indian Village or any of the Subsidiaries has any present or future liability (the “Compensation and Benefit Plans”). Neither Indian Village nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan.
               (ii) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, or any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter (including a determination that the related trust under such Compensation and Benefit Plan is exempt from tax under Section 501(a) of the Code) from the Internal Revenue Service (“IRS”), and to the Knowledge of Indian Village, no circumstances exist which are likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Indian Village, threatened legal action, suit or claim relating to the Compensation and Benefit Plans. Neither Indian Village nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Indian Village or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.
               (iii) None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Indian Village or any of its Subsidiaries with respect to any terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Indian Village under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Indian Village, any of its Subsidiaries or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA, has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Indian Village, there is no pending investigation or enforcement action by the U.S. Department of Labor (the “DOL”) or the IRS or any other governmental agency with respect to any Compensation and Benefit Plan.
               (iv) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Indian Village or any of its Subsidiaries was or is a party have been timely made or have been reflected on Indian Village’s financial statements. Neither any Pension Plan nor any ERISA Affiliate Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and all required payments to the PBGC with respect to each Pension Plan or ERISA Affiliate Plan have been made on or before their due dates. None of Indian Village, any of its Subsidiaries or any ERISA Affiliate (x) has provided, or would reasonably be expected to be required to provide, security to any Pension Plan or to any ERISA Affiliate Plan pursuant to Section 401(a)(29) of the Code, and (y) has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result, in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA.
               (v) Neither Indian Village nor any of its Subsidiaries has any obligations to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, and each such Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder. There has been no communication to Employees by Indian Village or any of its Subsidiaries that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.
               (vi) Indian Village and its Subsidiaries do not maintain any Compensation and Benefit Plans covering foreign (i.e., non-United States) Employees.
               (vii) With respect to each Compensation and Benefit Plan, if applicable, Indian Village has provided or made available to CSB, true and complete copies of existing: (A) Compensation and Benefit Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) the two most recent Forms 5500 filed with the IRS; (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; and (I) the most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).
               (viii) Except as disclosed on Section 5.03(m) of Indian Village’s Disclosure Schedule, the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.
               (ix) Neither Indian Village nor any of its Subsidiaries maintains any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury Department regulations issued thereunder.
               (x) As a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of CSB, Indian Village or the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code) of Indian Village on a consolidated basis, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
          (n) Labor Matters. Neither Indian Village nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Indian Village or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Indian Village or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Indian Village’s Knowledge, threatened, nor is Indian Village aware of any activity involving its or any of its Subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Indian Village and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.
          (o) Takeover Laws. Indian Village has taken all action required to be taken by Indian Village in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any

“moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”) applicable to it, including, without limitation, such Takeover Laws of the Commonwealth of Pennsylvania; and (ii) any applicable provisions of the Indian Village Articles, the Indian Village Bylaws and/or the governing documents of any of Indian Village’s Subsidiaries. Indian Village is not a “registered corporation” as defined in Section 2502 of the PBCL.
          (p) Environmental Matters. Neither the conduct nor the operation of Indian Village or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and to Indian Village’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under Environmental Laws. To Indian Village’s Knowledge, neither Indian Village nor any of its Subsidiaries has received any notice from any person or entity that Indian Village or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.
          (q) Tax Matters.
          (i)(A) All Tax Returns that were or are required to be filed by or with respect to Indian Village and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all material respects, (B) all Taxes required to be shown to be due on the Tax Returns referred to in clause (i)(A) have been paid in full, and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Indian Village or its Subsidiaries. Indian Village has made available to CSB true and correct copies of the United States federal income Tax Returns filed by Indian Village and its Subsidiaries for each of the three (3) most recent fiscal years. Neither Indian Village nor any of its Subsidiaries has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Indian Village’s Financial Statements or that have arisen in the ordinary course of business since March 31, 2008. The accruals for Taxes reflected in Indian Village’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Indian Village or any of its Subsidiaries other than Liens for current Taxes not yet due and payable. As of the date hereof, neither Indian Village nor any of its Subsidiaries has Knowledge of any conditions which exist or which may fail to exist that might prevent or impede the Parent Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
          (ii) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

          (iii) Indian Village and its Subsidiaries have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.
          (iv) No claim has ever been made by any Governmental Authority in a jurisdiction where Indian Village or any of its Subsidiaries does not file Tax Returns that Indian Village or such Subsidiary is or may be subject to taxation by that jurisdiction nor, to the Knowledge of Indian Village, is there any factual basis for any such claim.
          (v) Neither Indian Village nor any Subsidiary has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) since December 31, 1996 with any Governmental Authority.
          (vi) Except as Previously Disclosed, neither Indian Village nor any Subsidiary has been audited by any Governmental Authority for taxable years ending on or subsequent to December 31, 2003, and, to the Knowledge of Indian Village, no such audit or other proceeding has been threatened. Except as Previously Disclosed, no Governmental Authority has asserted, is now asserting, or, to the Knowledge of Indian Village, is threatening to assert against Indian Village or any of its Subsidiaries any deficiency or claim for additional Taxes.
          (vii) Neither Indian Village nor any Subsidiary is a party to any Tax allocation or sharing agreement, nor do Indian Village or any Subsidiary have any liability for the Taxes of any person (other than Indian Village or a Subsidiary) under Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.
          (viii) Except as Previously Disclosed, neither Indian Village nor any Subsidiary has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency.
          (ix) Neither Indian Village nor any Subsidiary has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.
          (x) Neither Indian Village nor any Subsidiary has ever been a member of an affiliated group of corporations, other than an affiliated group of which Indian Village is or was the common parent.
          (xi) Neither Indian Village nor any Subsidiary has filed an election under Section 338(g) or 338(h)(10) of the Code.
          (xii) Neither Indian Village nor any Subsidiary owns an interest in any (A) domestic international sales corporation, (B) foreign sales corporation, (C) controlled foreign corporation, or (D) passive foreign investment company, as such terms are defined in the Code.

          (xiii) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Indian Village or any Subsidiary is a party that could be treated as a partnership for Tax purposes.
          (r) Risk Management Instruments. Neither Indian Village nor any of its Subsidiaries is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.
          (s) Books and Records. The books of account, minute books, stock record books, and other records of Indian Village and its Subsidiaries, all of which have been made available to CSB, are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Indian Village and its Subsidiaries, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurances that transactions are executed in accordance with management’s authorization, that transactions are recorded as necessary, that access to assets is permitted only in accordance with management’s authorization, and that the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Indian Village and its Subsidiaries contain accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and committees of the Board of Directors of Indian Village and its Subsidiaries, and no meeting of any such shareholders, Board of Directors, or committee has been held for which minutes have been prepared and are not contained in such minute books, except for the minutes of the meetings of Indian Village’s Board of Directors held on April 15, April 17, April 29, May 6, and May 12, 2008 to consider and approve this Agreement and the transactions contemplated hereby, which minutes have not yet been prepared.
          (t) Insurance. Indian Village’s Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Indian Village or its Subsidiaries. Indian Village and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Indian Village reasonably has determined to be prudent in accordance with industry practices. All such insurance policies are in full force and effect; Indian Village and its Subsidiaries are not in material default thereunder; and all known claims thereunder have been filed in due and timely fashion.
          (u) Properties. Section 5.03(x) of Indian Village’s Disclosure Schedule lists and describes all real property, and any leasehold interest in real property, owned or held by Indian Village or any of its Subsidiaries and used in the business of Indian Village or any of its Subsidiaries. Indian Village and its Subsidiaries have good and (with respect to real property) marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on the Indian Village Financial Statements as being owned by Indian Village as of March 31, 2008, or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (iv) dispositions and encumbrances in the ordinary course of business, and (v) liens on properties acquired in foreclosure or on account of debts previously contracted. All leases pursuant to which Indian Village or any of its Subsidiaries, as lessee, leases real or personal property (except for leases that have expired by their terms or that Indian Village or any such Subsidiary has agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Indian Village’s Knowledge, the lessor.
          (v) Loans; Certain Transactions. Each loan reflected as an asset in the Indian Village Financial Statements as of March 31, 2008, and each balance sheet date subsequent thereto (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected, and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. No obligor under any of such loans has asserted any claim or defense with respect to the subject matter thereof. Except as Previously Disclosed, as of March 31, 2007, Indian Village Bank is not a party to a loan, including any loan guaranty, with any director, executive officer or 5% shareholder of Indian Village or any of its Subsidiaries or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. All loans and extensions of credit that have been made by Indian Village Bank and that are subject to 12 C.F.R. Part 31, comply therewith.
          (w) Allowance for Loan Losses. Except as set forth in Section 5.03(w) of Indian Village’s Disclosure Schedule, there is no loan which was made by Indian Village Bank and which is reflected as an asset of Indian Village or Indian Village Bank on Indian Village’s Financial Statements that (i)(A) is 90 days or more delinquent, (B) has been classified by examiners (regulatory or internal) or by management of Indian Village or Indian Village Bank as “Substandard,” “Doubtful,” “Loss” or “Special Mention,” or (C) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Indian Village’s Financial Statements was, as of each respective date, determined in accordance with generally accepted accounting principles consistently applied and in accordance with all rules and regulations applicable to Indian Village and its Subsidiaries and was, as of the respective date thereof, adequate in all material respects under the requirements of generally accepted accounting principles and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries.
          (x) Repurchase Agreements. With respect to all agreements pursuant to which Indian Village or any of its Subsidiaries has purchased securities subject to an agreement to resell, if any, Indian Village or such Subsidiary, as the case may be, has a valid, perfected first lien or security interest in or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.
          (y) Deposit Insurance. The deposits of Indian Village Bank are insured by the FDIC in accordance with The Federal Deposit Insurance Act (“FDIA”), and Indian Village Bank has paid all assessments and filed all reports required by the FDIA and under the National

Housing Act prior to the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989.
          (z) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. Indian Village has no Knowledge of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist, which would cause Indian Village or any of its Subsidiaries to be deemed (i) to be operating in violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy Laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999. Indian Village is not aware of any facts or circumstances that would cause Indian Village to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Indian Village or any of its Subsidiaries to undertake any material remedial action. The Indian Village Board (or, where appropriate, the board of directors of one of Indian Village’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and Indian Village (or the appropriate Subsidiary) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
          (aa) CRA Compliance. Neither Indian Village nor any of its Subsidiaries has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act and the regulations promulgated thereunder, and Indian Village Bank has received a CRA rating of satisfactory or better from the FDIC as a result of its most recent CRA examination. Neither Indian Village nor any of its Subsidiaries knows of any fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Indian Village or one of its Subsidiaries to receive notice of non-compliance with such provisions or cause the CRA rating of Indian Village Bank to fall below satisfactory.
          (bb) Related Party Transactions. Except as Previously Disclosed, neither Indian Village nor any of its Subsidiaries has entered into any transactions with any Affiliate or Associate of Indian Village or any of its Subsidiaries (or any Affiliate or Associate of any director, officer or employee of Indian Village or any of its Subsidiaries).
          (cc) Prohibited Payments. Indian Village and its Subsidiaries have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Indian Village or any of its Subsidiaries for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Indian Village or its Subsidiaries, which Indian Village or any of its Subsidiaries knows or has reason to believe have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.
          (dd) Fairness Opinion. The Indian Village Board has received the written opinion of Keller & Company, Inc., to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Indian Village Common Shares from a financial point of view.
          (ee) Absence of Undisclosed Liabilities. Neither Indian Village nor any of its Subsidiaries has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Indian Village on a consolidated basis, except as disclosed in the Indian Village Financial Statements.
          (ff) Material Adverse Change. Except as Previously Disclosed, Indian Village has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since June 30, 2007, that has had a Material Adverse Effect on Indian Village.
          (gg) Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.
     5.04 Representations and Warranties of CSB. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, CSB hereby represents and warrants to Indian Village that the following are true and correct:
          (a) Organization, Standing and Authority. CSB is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. CSB is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. CSB is registered as a bank holding company under the BHCA. CSB Bank is a state commercial bank duly organized, validly existing and in good standing under the laws of the State of Ohio. CSB Bank is duly qualified to do business and is in good standing in the State of Ohio and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.
          (b) CSB Common Shares.
          (i) As of the date of this Agreement, the authorized capital stock of CSB consists of 9,000,000 CSB Common Shares, of which 2,440,850 CSB Common Shares are outstanding. As of the date of this Agreement, except as Previously Disclosed, CSB does not have any Rights issued or outstanding with respect to CSB Common Shares and CSB does not have any commitment to authorize, issue or sell any

CSB Common Shares or Rights, except pursuant to this Agreement. The outstanding CSB Common Shares have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and are not subject to any preemptive rights (and were not issued in violation of any preemptive rights).
          (ii) The CSB Common Shares to be issued in exchange for Indian Village Common Shares in the Parent Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to any preemptive rights.
          (c) Ownership of Indian Village Common Shares. As of the date of this Agreement, CSB and its Subsidiaries are the beneficial owners of 12,500 of the outstanding Indian Village Common Shares.
          (d) Significant Subsidiaries. Each of CSB’s Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and CSB owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.
          (e) Corporate Power. Each of CSB and its Significant Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, CSB has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.
          (f) Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of CSB and the CSB Board prior to the date hereof. The Agreement to Merge, when executed by CSB Bank, shall have been approved by the Board of Directors of CSB Bank and by CSB, as the sole shareholder of CSB Bank. This Agreement is a valid and legally binding agreement of CSB, enforceable against CSB in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).
          (g) Regulatory Approvals; No Defaults.
          (i) Except as Previously Disclosed, no consents or approvals of, or filings or registrations with, the shareholders of CSB, any Governmental Authority or with any third party are required to be made or obtained by CSB or any of its Significant Subsidiaries in connection with the execution, delivery or performance by CSB of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing and declaration of effectiveness of the Registration Statement; (C) the filings of the certificate of merger with the OSS pursuant to the OGCL and the articles of merger with the PDS pursuant to the PBCL; (D) such filings as are required to be made or approvals as are required to be obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of CSB Common Shares in the Parent Merger; and (E) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, CSB has no Knowledge of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).
          (ii) Subject to the approvals set forth in Section 7.01(b), the expiration of related regulatory waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of CSB or of any of its Significant Subsidiaries or to which CSB or any of its Significant Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the CSB Articles or CSB Code, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
          (h) Financial Reports and SEC Documents; Material Adverse Effect.
          (i) CSB’s Annual Reports on Form 10-K for the fiscal years ended December 31, 2007 and 2006 and all other reports, registration statements, definitive proxy statements or other statements filed or to be filed by it or any of its Significant Subsidiaries with the SEC subsequent to December 31, 2007 under the Securities Act, or under Section 13(a), 13(c) 14 or 15(d) of the Exchange Act, in the form filed or to be filed (collectively, “CSB SEC Documents”) as of the date filed (or if amended or superseded by a filing prior to the date hereof then on the date of such amended or superseded filing), (A) complied or will comply in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets or statements of condition contained in or incorporated by reference into any such CSB SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of CSB and its Significant Subsidiaries as of its date, and each of the statements of income or results of operations and changes in shareholders’ equity and cash flows or equivalent statements in such CSB SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in shareholders’ equity and cash flows, as the case may be, of CSB and its Significant Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.
          (ii) Since March 31, 2008, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to CSB.
          (iii) Management of CSB has established and maintains a system of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including policies and procedures that (A) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CSB and its Subsidiaries; (B) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, and that receipts and expenditures of CSB and its Subsidiaries are being made only in accordance with authorizations of management and directors of CSB and its Subsidiaries; and (C) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of CSB and its Subsidiaries that could have a material effect on the financial statements. Management of CSB has evaluated the effectiveness of CSB’s and its Subsidiaries’ internal controls over financial reporting as of the end of the fiscal year ended December 31, 2007 and the fiscal quarter ended March 31, 2008 and, based on such evaluations, has disclosed in the CSB SEC Documents (I) any significant deficiencies and material weaknesses in the design or operation of the internal controls over financial reporting which are reasonably likely to adversely affect CSB’s ability to record, process, summarize and report financial information and (II) any fraud, whether or not material, that involves management or other employees who have a significant role in CSB’s internal control over financial reporting. Since December 31, 2007, neither CSB nor any of its Subsidiaries nor, to CSB’s Knowledge, any director, officer, employee, auditor, accountant or representative of CSB or any of its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of CSB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that CSB or any of its Subsidiaries has engaged in questionable accounting or auditing practices.
          (i) Litigation; Regulatory Action.
          (i) No litigation, claim or other proceeding before any court or governmental agency is pending against CSB or any of its Significant Subsidiaries and, to CSB’s Knowledge, no such litigation, claim or other proceeding has been threatened.
          (ii) Neither CSB nor any of its Significant Subsidiaries or any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has CSB or any of its Significant Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance with Laws. Except as Previously Disclosed, each of CSB and its Significant Subsidiaries:
          (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Patriot Act, the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Financial Services Modernization Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;
          (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its Knowledge, no suspension or cancellation of any of them is threatened; and
          (iii) has not received, since December 31, 2006, any notification or communication from any Governmental Authority (A) asserting that CSB or any of its Significant Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to CSB’s Knowledge, do any grounds for any of the foregoing exist).
          (k) Brokerage and Finder’s Fees. Except for the fees payable to Sandler O’Neill & Partners, L.P., neither CSB nor any of its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation in connection with this Agreement or the transactions contemplated hereby.
          (l) Tax Matters. (i) All Tax Returns that were or are required to be filed by or with respect to CSB and its Subsidiaries have been duly and timely filed, or an appropriate extension has been granted, (ii) all Taxes shown to be due on the Tax Returns referred to in clause (i) have been paid in full, and all such Tax Returns are true, correct and complete in all material respects, and (iii) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of CSB or its Significant Subsidiaries. Neither CSB nor any of its Subsidiaries has any liability with respect to any Taxes that accrued on or before the end of the most recent period covered by CSB’s SEC Documents filed prior to the date hereof in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in CSB’s SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, CSB has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.

in CSB’s SEC Documents filed on or prior to the date hereof or that have arisen in the ordinary course of business subsequent to the periods covered by such filings. As of the date hereof, CSB has no reason to believe that any conditions exist that might prevent or impede the Parent Merger from qualifying as reorganization with the meaning of Section 368(a) of the Code.
          (m) Books and Records. The books of account, minute books, stock record books, and other records of CSB and its Subsidiaries are complete and correct in all material respects, have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act, and fairly present the substance of events and transactions included therein.
          (n) Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.
          (o) Material Adverse Change. CSB has not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since December 31, 2007, that has had a Material Adverse Effect on CSB.
          (p) Cash Consideration. CSB has available to it sufficient funds to pay the aggregate Per Share Cash Consideration pursuant to Article III.
ARTICLE VI
Covenants
     6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Indian Village and CSB shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end.
     6.02 Shareholder Approval. Indian Village a shall take, in accordance with applicable law and the Indian Village Articles and Indian Village Bylaws, all action necessary to convene an appropriate meeting of its shareholders to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Indian Village shareholders for consummation of the Parent Merger (including any adjournment or postponement, the “Indian Village Meeting”), as promptly as practicable after the Registration Statement is declared effective. The Indian Village Board shall unanimously recommend that its shareholders adopt this Agreement at the Indian Village Meeting, unless otherwise necessary because of the applicable fiduciary duties of the Indian Village Board, as determined by the Indian Village Board in good faith after consultation with and based upon advice of independent legal counsel.

     6.03 Registration Statement.
          (a) CSB shall prepare pursuant to all applicable laws, rules and regulations a registration statement on Form S-4 (such registration statement and all amendments or supplements thereto, the “Registration Statement”) to be filed by CSB with the SEC in connection with the issuance of CSB Common Shares in the Parent Merger (including the proxy statement/prospectus and other proxy solicitation materials of Indian Village constituting a part thereof (the “Proxy Statement/Prospectus”) and all related documents). Indian Village agrees to cooperate, and to cause its Subsidiaries to cooperate, with CSB, its legal counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement/Prospectus. Each of Indian Village and CSB shall use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. CSB shall use all reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. Indian Village agrees to furnish to CSB all information concerning Indian Village, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.
          (b) None of the information supplied or to be supplied by Indian Village or CSB, respectively, for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto, at the date of mailing to the Indian Village shareholders and at the time of the Indian Village Meeting, as the case may be, shall contain any untrue statement of a material fact or shall omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. If Indian Village shall become aware prior to the Effective Time of any information furnished by Indian Village that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, Indian Village shall promptly inform CSB thereof and take the necessary steps to correct the Proxy Statement/Prospectus. If CSB shall become aware prior to the Effective Time of any information furnished by CSB that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, CSB shall promptly inform Indian Village thereof and take the necessary steps to correct the Proxy Statement/Prospectus.
          (c) CSB shall advise Indian Village, promptly after CSB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of CSB Common Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.
     6.04 Press Releases. Upon the execution of this Agreement, CSB and Indian Village shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of CSB and Indian Village. Neither Indian Village nor CSB will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.
     6.05 Access; Information.
          (a) Indian Village shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, CSB and its officers, employees, legal counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties and personnel and such other information as CSB may reasonably request and, during such period, (i) shall furnish promptly to CSB a copy of each material report, schedule and other document filed by it pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Indian Village as CSB may reasonably request.
          (b) CSB will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement, and such information will be subject to the confidentiality provisions of Section 6.17.
          (c) In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.
          (d) During the period from the date of this Agreement to the Effective Time, Indian Village shall deliver to CSB the monthly and quarterly unaudited consolidated financial statements of Indian Village prepared for its internal use and the report of condition and income of Indian Village Bank for each quarterly period completed prior to the Effective Date as the same shall become available.
          (e) During the period from the date of this Agreement to the Effective Time, CSB shall deliver to Indian Village any and all published financial statements of CSB and its Subsidiaries as the same shall become publicly available and shall furnish promptly to Indian Village a copy of each material report, schedule and other document filed by CSB or any of its

Subsidiaries pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations.
     6.06 Acquisition Proposals; Break Up Fee.
          (a) Indian Village shall not, and shall cause its Subsidiaries and the officers, directors, employees, advisors and other agents of Indian Village and its Subsidiaries not to, directly or indirectly, take any action to solicit or initiate inquiries or proposals with respect to, or engage in negotiations concerning, or provide any confidential information to, any Person, other than CSB, relating to (i) any acquisition or purchase of all or substantially all of the assets of Indian Village and/or any of its Subsidiaries or (ii) any merger, consolidation or business combination with Indian Village and/or any of its Subsidiaries (hereinafter collectively referred to as an “Acquisition Proposal”); provided, however, that nothing contained in this section shall prohibit Indian Village from furnishing information to, or entering into discussion or negotiations with, any Person which makes an unsolicited Acquisition Proposal if and to the extent that (I) the Indian Village Board, after consultation with and based upon the advice of legal counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of Indian Village under applicable law and (II) before furnishing such information to, or entering into discussions or negotiations with, such Person, Indian Village provides immediate written notice to CSB of such action, the identity of the bidder and the substance of such Acquisition Proposal.
          (b) In the event that Indian Village and/or any of its Subsidiaries executes a definitive agreement in respect of, or closes, an Acquisition Proposal, Indian Village shall pay to CSB in immediately available funds the sum of $400,000 within ten (10) days after the earlier of such execution or closing.
     6.07 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from or, if necessary, challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.
     6.08 Certain Policies. Before the Effective Time, Indian Village shall, upon the request of CSB, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of CSB and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Indian Village shall not be obligated to take any such action pursuant to this Section 6.08 unless and until CSB acknowledges that all conditions to its obligation to consummate the Merger have been satisfied (including, but not limited to, the receipt of the regulatory approvals required by Section 7.01(b)) and certifies to Indian Village that CSB’s representations and warranties, subject to Section 5.02, are true and correct as of such date and that CSB is otherwise in material compliance with this Agreement; provided further, however, that Indian Village shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be clearly inconsistent with generally accepted accounting principles, or if the Indian Village Board determines in good faith after consultation with and based upon advice of legal counsel that such action would be contrary to applicable law or regulation or inconsistent with applicable fiduciary duties of the Indian Village Board. Indian Village’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.
     6.09 Regulatory Applications.
          (a) CSB and Indian Village and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all applications and requests for regulatory approval, to timely effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of CSB and Indian Village shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, and shall be provided in advance so as to reasonably exercise its right to review in advance, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
          (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
     6.10 Employment Matters; Employee Benefits.
          (a) General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give Indian Village employees any rights other than as employees at will under applicable law, and Indian Village employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Indian Village who become employees of CSB as a result of the Merger shall, as determined by CSB, participate in either Indian Village’s Compensation and Benefit Plans (for so long as CSB determines necessary or appropriate) or in the employee benefit plans sponsored by CSB for CSB’s employees (with credit for their years of service with Indian Village for participation and vesting purposes under CSB’s applicable plans), including credit for years of service and for seniority under vacation and sick pay plans and programs. In addition, to the extent Indian Village employees participate in CSB’s group health plan (instead of continued participation in Indian Village’s group health plan), CSB agrees to waive all restrictions and limitations for pre-existing conditions under CSB’s group health plan.
          (b) Employment Agreements. Contemporaneously with the execution of this Agreement, CSB, Indian Village and Indian Village Bank will enter into a Severance Payment Agreement with each officer who is a party to an employment agreement with Indian Village and/or Indian Village Bank that, unless extended, would expire in accordance with its terms before the Effective Time (collectively, the “Severance Payment Agreements”). Nothing contained herein shall prohibit or restrict Indian Village and/or Indian Village Bank from entering into an extension of any Previously Disclosed employment agreement on such terms and conditions as the Indian Village Board deems appropriate; provided, however, that (i) Indian Village and/or Indian Village Bank must obtain all necessary approvals from Regulatory Authorities in connection with such extension; (ii) the terms and conditions of each such employment agreement, as extended, shall provide that the employment agreement shall terminate upon the earlier of the Effective Time or the date specified therein; and (iii) such employment agreement, as extended, shall not create, confirm or extend any liability or obligation of CSB, Indian Village or Indian Village Bank (including any liability or obligation to make any payments or provide any benefits) after the Effective Date, except as provided by the Severance Payment Agreements.
          (c) Employee Severance. Subject to any applicable regulatory restrictions, CSB shall pay to each employee of Indian Village or any of its Subsidiaries immediately before the Effective Time who is not covered by a written employment, severance or change in control agreement and who is not offered continued employment by CSB or any of its Subsidiaries after the Effective Time a severance amount equal to one (1) week of his or her base pay multiplied by the number of years of service with Indian Village and/or any of its Subsidiaries; provided, however, that the minimum severance payment shall equal one (1) week of base pay and the maximum severance payment shall not exceed thirteen (13) weeks of base pay.
          (d) Indian Village 401(k) Plan. Prior to the Effective Date, but after the receipt of the last to be obtained of the Indian Village Shareholder Adoption and the regulatory approvals required by Section 7.01(b) of this Agreement, the Indian Village Board shall adopt a resolution approving the termination of the Indian Village Community Bank 401(k) Plan (the “Indian Village 401(k) Plan”) effective as of a date immediately preceding the Effective Date. Following the adoption of such resolution, Indian Village shall (i) amend the Indian Village 401(k) Plan to provide for distributions in cash only as permitted by Section 411(d)(6)(C) of the Code, (ii) begin the process of requesting from the IRS a determination that the termination of the Indian Village 401(k) Plan is in compliance with Section 401(a) of the Code (the “Determination Letter”), and (iii) prior to the Effective Date, repurchase any Indian Village Shares owned by the Indian Village 401(k) Plan (the “Indian Village 401(k) Shares”) in exchange for cash in the amount of $17.50 per share. Following the receipt of the Determination Letter, Indian Village or the Surviving Corporation, as applicable, shall distribute benefits under the Indian Village 401(k) Plan to plan participants. CSB agrees to take all steps necessary or appropriate to accept roll-overs of benefits from the Indian Village 401(k) Plan to the CSB 401(k) plan for employees of Indian Village and its Subsidiaries who continue as employees of CSB and its Subsidiaries after the Effective Time.

          (e) Indian Village ESOP. Prior to the Effective Date, the Indian Village Board shall amend the Indian Village Community Bank Employee Stock Ownership Plan (the “Indian Village ESOP”) to provide for (i) the termination of the Indian Village ESOP as of an effective date prior to the Effective Date (“Termination Date”); (ii) the full vesting of the benefits held by the participants of the Indian Village ESOP as of the Termination Date; and (iii) the allocation of securities and funds held in the unallocated account after the repayment of the outstanding ESOP loan. From and after the date of this Agreement, Indian Village shall make no further contributions to the Indian Village ESOP. From and after the date of this Agreement, Indian Village and CSB shall cooperate with each other and use their best efforts to obtain a Determination Letter with respect to the termination of the Indian Village ESOP. As soon after the Effective Date as is practicable, the Surviving Corporation will cause the outstanding balance of the Indian Village ESOP loan to be repaid using the proceeds received in the Merger by the Indian Village ESOP in exchange for the unallocated Indian Village Common Shares. After the Director, Employee Plans Rulings and Agreements of the IRS issues a Determination letter with respect to the termination of the Indian Village ESOP, the Surviving Corporation, as soon thereafter as practicable, shall (a) cause the Indian Village ESOP to make all final allocations to participants in accordance with the terms of the Indian Village ESOP, and (b) distribute the Indian Village ESOP benefits to the Indian Village ESOP participants pursuant to the terms of the Indian Village ESOP.
     6.11 Notification of Certain Matters. Each of Indian Village and CSB shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.
     6.12 Accounting and Tax Treatment. Each of CSB and Indian Village agrees not to take any actions subsequent to the date of this Agreement that would adversely affect the characterization of the Merger as a tax-free reorganization under Section 368(a) of the Code.
     6.13 No Breaches of Representations and Warranties. Between the date of this Agreement and the Effective Time, without the written consent of the other party, each of CSB and Indian Village will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V of this Agreement to become untrue or incorrect in any material respect.
     6.14 Consents. Each of CSB and Indian Village shall use its best efforts to obtain any required consents to the transactions contemplated by this Agreement.
     6.15 Insurance Coverage. Indian Village shall cause the policies of insurance listed in the Disclosure Schedule to remain in effect between the date of this Agreement and the Effective Date.
     6.16 Correction of Information. Each of CSB and Indian Village shall promptly correct and supplement any information furnished under this Agreement so that such information shall be correct and complete in all material respects at all times, and shall include all facts necessary to make such information correct and complete in all material respects at all times.

     6.17 Confidentiality. Except for the use of information in connection with the Registration Statement described in Section 6.03 hereof and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Indian Village and CSB pursuant to the terms of this Agreement shall be kept in strictest confidence; provided that, subsequent to the filing of the Registration Statement with the SEC, this Section 6.17 shall not apply to information included in the Registration Statement or to be included in the Proxy Statement/Prospectus to be sent to the shareholders of Indian Village and CSB under Section 6.03. Indian Village and CSB agree that the Information will be used only for the purpose of completing the transactions contemplated by this Agreement. Indian Village and CSB agree to hold the Information in strictest confidence and shall not use, and shall not disclose directly or indirectly any of such Information except when, after and to the extent such Information (i) is or becomes generally available to the public other than through the failure of Indian Village or CSB to fulfill its obligations hereunder, (ii) was already known to the party receiving the Information on a nonconfidential basis prior to the disclosure or (iii) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information. In the event the transactions contemplated by this Agreement are not consummated, Indian Village and CSB agree to return all copies of the Information provided to the other promptly.
     6.18 Supplemental Assurances.
          (a) On the date the Registration Statement becomes effective and on the Effective Date, Indian Village shall deliver to CSB a certificate signed by its principal executive officer and its principal financial officer to the effect, to such officers’ Knowledge, that the information contained in the Registration Statement relating to the business and financial condition and affairs of Indian Village, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
          (b) On the date the Registration Statement becomes effective and on the Effective Date, CSB shall deliver to Indian Village a certificate signed by its chief executive officer and its chief financial officer to the effect, to such officers’ Knowledge, that the Registration Statement (other than the information contained therein relating to the business and financial condition and affairs of Indian Village) does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
     6.19 Regulatory Matters. CSB, Indian Village and each of their Subsidiaries shall cooperate and each of them agrees to use its reasonable best efforts to remediate any order, decree, agreement, memorandum of understanding or similar agreement by Indian Village or any of its Subsidiaries with, or a commitment letter, board resolution or similar submission by Indian Village or any of its Subsidiaries to, or supervisory letter from any Regulatory Authority to Indian Village or any of its Subsidiaries, to the satisfaction of such Regulatory Authority.
     6.20 Establishment of Bank Community Board. At the Effective Time, and for a period of one (1) year thereafter, CSB shall establish and maintain a Bank Community Board to be comprised of three (3) members of the Indian Village Board selected by Indian Village and approved by CSB. The Bank Community Board will meet quarterly, and the members thereof will be entitled to receive a fee in the amount of $500 for each meeting attended.
     6.21 Indemnification; Directors’ and Officers’ Liability Insurance.
          (a) For a period of four (4) years after the Effective Time, CSB shall indemnify each Person who served as a director or officer of Indian Village and/or Indian Village Bank on or before the Effective Time, to the fullest extent provided by the Indian Village Articles and the Indian Village Bylaws, from and against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such Person was a director or officer of Indian Village; provided, however, that any such indemnification shall be subject to compliance with the provisions of applicable state and federal laws, including, without limitation, the provisions of 12 U.S.C. § 1828(k) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).
          (b) Before the Effective Time, Indian Village shall purchase a policy of Directors’ and Officers’ Liability Insurance (“D&O Policy”) to be effective for a period of up to three (3) years following the Effective Date, and in no event less than (1) year following the Effective Date, on terms no less advantageous than those contained in Indian Village’s existing officers’ and directors’ liability insurance policy; provided, however, that Indian Village shall not be required to pay an annual premium for the D&O Policy that is in excess of $30,000.
     6.22 Non-Solicitation. CSB agrees that, if this Agreement is terminated pursuant to Article VIII, neither it nor any of its Subsidiaries will, for a period of twelve (12) months following the effective date of such termination, solicit any officer or employee of Indian Village or any of its Subsidiaries to leave the employment of Indian Village or any of its Subsidiaries, other than by way of general solicitations not targeted to the officers or employees of Indian Village and its Subsidiaries specifically.
ARTICLE VII
Conditions to Consummation of the Merger
     7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of CSB and Indian Village to consummate the Merger is subject to the fulfillment or written waiver by CSB and Indian Village prior to the Effective Time of each of the following conditions:
          (a) Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Indian Village.
          (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the CSB Board reasonably determines would either before or after the Effective Time have a Material Adverse Effect on CSB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger, or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the CSB Board reasonably determines would either before or after the Effective Time be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Indian Village and/or its Subsidiaries prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on CSB and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger (unless the lack of termination is a result of action or inaction by CSB).
          (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.
          (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
          (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of CSB Common Shares to be issued in the Parent Merger shall have been received and be in full force and effect.
          (f) Tax Opinion. Indian Village and CSB shall have received an opinion of Vorys, Sater, Seymour and Pease LLP, counsel to CSB, dated the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Parent Merger constitutes a “reorganization” within the meaning of Section 368(a) of the Code. In rendering its opinion, counsel to CSB shall require, and CSB and Indian Village shall supply, reasonable and customary written representations.
     7.02 Conditions to Obligation of Indian Village. The obligation of Indian Village to consummate the Merger is also subject to the fulfillment or written waiver by Indian Village prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of CSB set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Indian Village shall have received a certificate, dated the Effective Date, signed on behalf of CSB by the Chief Executive Officer and the Chief Financial Officer of CSB, to such effect.
          (b) Performance of Obligations of CSB. CSB shall have performed in all material respects all obligations required to be performed by CSB under this Agreement at or prior to the Effective Time, and Indian Village shall have received a certificate, dated the

Effective Date, signed on behalf of CSB by the Chief Executive Officer and the Chief Financial Officer of CSB to such effect.
          (c) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on CSB.
          (d) Execution of Severance Pay Agreements. CSB shall have entered into a severance pay agreement reflecting the terms and conditions of Section 6.10(b) with each officer who is a party to an employment agreement with Indian Village and/or Indian Village Bank that, unless extended, would expire in accordance with its terms prior to the Effective Time.
     7.03 Conditions to Obligation of CSB. The obligation of CSB to consummate the Merger is also subject to the fulfillment or written waiver by CSB prior to the Effective Time of each of the following conditions:
          (a) Representations and Warranties. The representations and warranties of Indian Village set forth in this Agreement shall be true and correct, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and CSB shall have received a certificate, dated the Effective Date, signed on behalf of Indian Village by the Chief Executive Officer and the Chief Financial Officer of Indian Village to such effect.
          (b) Performance of Obligations of Indian Village. Indian Village shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and CSB shall have received a certificate, dated the Effective Date, signed on behalf of Indian Village by the Chief Executive Officer and the Chief Financial Officer of Indian Village to such effect.
          (c) Outstanding Option Cancellation Agreements. CSB shall have received from each holder of an Outstanding Option an executed and legally binding agreement pursuant to which each such option is cancelled and terminated.
          (d) Consents. Indian Village shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.
          (e) FIRPTA Certification. CSB shall have received a statement executed on behalf of Indian Village, dated as of the Effective Date, certifying that the Indian Village Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury Department regulations promulgated thereunder.
          (f) Financial Tests. Indian Village shall have satisfied the following financial tests as of the month end immediately preceding the month in which the Effective Time occurs:

(i) Indian Village’s allowance for loan losses shall be at least 1.25% of the amount of Indian Village’s total gross loans and at least 45% of the amount of Indian Village’s total non-performing assets; (ii) Indian Village’s tangible net worth, as calculated in accordance with generally accepted accounting principles and in a manner consistent with Indian Village’s Financial Statements, shall be at least $7,600,000, excluding the effect of any action taken by Indian Village pursuant to Section 6.08; provided, however, that an aggregate amount of up to $100,000 of fees and costs incurred or accrued by Indian Village in connection with the Merger and this Agreement, including fees payable to Indian Village’s financial advisor and attorneys, shall not be taken into account in determining Indian Village’s tangible net worth; and (iii) the deposits (excluding any brokered deposits) of Indian Village Bank as of the month end immediately preceding the Effective Date shall include (A) total checking, savings and money market account deposits of not less than $13,500,000 and (B) total certificates of deposit (excluding brokered certificates of deposit) of not less than $43,000,000.
          (g) Dissenting Shares. The holders of not more than five percent (5%) of the outstanding Indian Village Common Shares shall have perfected their dissenters’ rights under Subchapter D of Chapter 15 of the PBCL in connection with the transactions contemplated by this Agreement.
          (h) Disposition of Interest in Alban Title, LLC. Indian Village Bank shall have sold, liquidated or otherwise disposed of its entire ownership interest in Alban Title, LLC without any continuing obligations or liabilities with respect thereto.
          (i) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Indian Village.
          (j) D&O Policy. Indian Village shall have procured the D&O Policy in accordance with the terms and subject to the conditions of Section 6.21(b).
ARTICLE VIII
Termination
     8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:
          (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of CSB and Indian Village, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.
          (b) Breach. At any time prior to the Effective Time, by CSB or Indian Village upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within thirty (30) days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.
          (c) Delay. At any time prior to the Effective Time, by CSB or Indian Village upon written notice to the other party, if its respective Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Parent Merger is not consummated by November 30, 2008, except to the extent that the failure of the Parent Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).
          (d) No Approval. By Indian Village or CSB upon written notice to the other party, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the Indian Village shareholders fail to adopt this Agreement and approve the Merger at the Indian Village Meeting.
          (e) Payment Pursuant to Section 6.06. Upon a payment made to CSB in accordance with Section 6.06, this Agreement shall automatically terminate without further act or action by either Indian Village or CSB.
     8.02 Effect of Termination and Abandonment, Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled by law or in equity.
ARTICLE IX
Miscellaneous
     9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.10, 6.20 and 6.21 and this Article IX, which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 2.01(b), 6.04, 6.05(b), 6.05(c), 6.17, 6.22, 8.02, and this Article IX, which shall survive such termination).
     9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that after the Indian Village Meeting, this Agreement may not be amended if it would violate the PBCL or the federal securities laws.
     9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.
     9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Ohio applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of federal law are applicable).
     9.05 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except as provided in Section 2.01(b) and except that printing and mailing expenses shall be shared equally between Indian Village and CSB. All fees to be paid to Regulatory Authorities and the SEC in connection with the transactions contemplated by this Agreement shall be borne by CSB.
     9.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to Indian Village, to:
Indian Village Bancorp, Inc.
100 South Walnut Street
Gnadenhutten, Ohio 44629
Attention: Marty R. Lindon, President and CEO
With a copy to:
Jeffery E. Smith, Esq
Bricker & Eckler LLP
100 South Third Street
Columbus, Ohio 43215
If to CSB, to:
CSB Bancorp, Inc.
91 North Clay Street
P.O. Box 232
Millersburg, Ohio 44654
Attention: Eddie Steiner, President and CEO

With a copy to:
John C. Vorys, Esq.
Vorys, Sater, Seymour and Pease LLP
52 East Gay Street, P.O. Box 1008
Columbus, Ohio 43216-1008
     9.07 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement and any separate agreement entered into by the parties on even date herewith represent the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     9.08 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
     9.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.
[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

INDIAN VILLAGE BANCORP, INC.
By	/s/ Marty R. Lindon
	Name:	Marty R. Lindon
	Title:	President and CEO

CSB BANCORP, INC.
By	/s/ Eddie L. Steiner
	Name:	Eddie L. Steiner
	Title:	President and CEO

EXHIBIT A
FORM OF VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is entered into as of May ___, 2008, by and among CSB Bancorp, Inc., a bank holding company incorporated under Ohio law (“CSB”), and the undersigned shareholders (collectively, the “Shareholders”) of Indian Village Bancorp, Inc., a unitary thrift holding company incorporated under Pennsylvania law (“Indian Village”).
     WHEREAS, the Shareholders collectively own [                    ] shares of common stock, par value $.01 per share, of Indian Village (such common shares, together with all shares of Indian Village which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);
     WHEREAS, CSB and Indian Village propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Indian Village will merge with and into CSB pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement); and
     WHEREAS, CSB and Indian Village have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement;
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE 1
Voting of Shares
     1.1 Voting Agreement. The Shareholders hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Indian Village, however called, and in any action by consent of the shareholders of Indian Village, they shall vote their Shares: (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Indian Village or any of its Subsidiaries and any person or entity other than CSB or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Indian Village under the Merger Agreement or that would result in any of the conditions to the obligations of Indian Village under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a fiduciary or director of Indian Village or Indian Village Bank with respect to any matter.

ARTICLE 2
Representations and Warranties
     Each of the Shareholders hereby represents and warrants to CSB as follows:
     2.1 Authority Relative to this Agreement. Each of the Shareholders has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Shareholders and constitutes a legal, valid and binding obligation of each such Shareholder, enforceable against each such Shareholder in accordance with its terms.
     2.2 No Conflict.
          (a) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to them or by which the Shares are bound, or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any such Shareholder is a party or by which any such Shareholder or any Shares are bound, except, in the case of clauses (i) and (ii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by any Shareholder of his, her or its obligations under this Agreement.
          (b) The execution and delivery of this Agreement by the Shareholders do not, and the performance of this Agreement by them will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.
     2.3 Title to the Shares. Each of the Shareholders is the owner of the number and class of Shares specified on Exhibit A hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Exhibit A. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Exhibit A.
ARTICLE 3
Additional Covenants
     3.1 Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of CSB, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the

A-2

Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement.
ARTICLE 4
Miscellaneous
     4.1 Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger and (ii) the date of termination of the Merger Agreement for any reason whatsoever.
     4.2 Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that CSB shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.
     4.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.
     4.4 Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.
     4.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.
     4.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.
     4.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
     4.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.
     4.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

A-3

     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CSB BANCORP, INC.

By:

[Name]	Name:

Title:

[Name]

[Name]

EXHIBIT A

Name	Common Shares

Total